Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
APPLIED DNA SCIENCES, INC.

Applied DNA Sciences, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY:

FIRST: The first sentence of Article I of the Certificate of Incorporation, as amended (the “Certificate of Incorporation”), of the Corporation is hereby amended and replaced in its entirety to read as follows:

“The name of this corporation is “BNB Plus Corp.”

SECOND: This Certificate of Amendment shall become effective on November 13, 2025, at 12:01 a.m. Eastern Time.

THIRD: This Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

FOURTH: All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS, WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed by an authorized officer as of November 12, 2025.

APPLIED DNA SCIENCES, INC.

By:	/s/ Clay D. Shorrock
Name: Clay D. Shorrock
Title: Chief Executive Officer